CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of
YTB International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of YTB International, Inc. of our report dated April 2, 2007, relating to the consolidated balance sheets of YTB International, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2006. We also consent to the reference to us under the caption Experts in the Reoffer Prospectus, which is also part of such Registration Statement.

/s/ UHY LLP

St. Louis, Missouri
November 27, 2007